Exhibit 99.2

REPORT OF INDEPENDENT AUDITORS

To the Members of

W Energy Partners LLC

We have audited the accompanying consolidated financial statements of W Energy Partners LLC (the “Company”), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, members’ capital, and cash flows for the year ended December 31, 2017, and period from May 17, 2016 (Inception) through December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of die financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of W Energy Partners LLC as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the year ended December 31, 2017, and period from May 17, 2016 (Inception) through December 31, 2016, in conformity with GAAP.

/s/ Whitley Penn LLP

Dallas, Texas

September 12, 2018

W ENERGY PARTNERS LLC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$4,847,878	$2,209,342
Accounts receivable	12,170,774	4,485,085
Due from affiliates	238,150	370,179
Prepaid expenses and other current assets	631,937	650,745

Total current assets	17,888,739	7,715,351
Oil and natural gas properties (full-cost accounting):
Proved oil and natural gas properties	114,043,497	29,503,798
Accumulated depletion, depreciation and amortization	(11,274,573)	(3,048,936)

Total oil and natural gas properties, net	102,768,924	26,454,862
Non oil and gas property and equipment, net	4,771	2,216

Total assets	$120,662,434	$34,172,429

Liabilities and Members’ Capital
Current liabilities:
Accounts payable	$10,841,124	$2,702,844
Accrued liabilities	1,069,145	896,584

Total current liabilities	11,910,269	3,599,428
Asset retirement obligations, long-term	297,106	55,064

Total liabilities	12,207,375	3,654,492
Commitments and contingencies
Members’ capital	108,455,059	30,517,937

Total liabilities and members’ capital	$120,662,434	$34,172,429

See accompanying notes to consolidated financial statements.

W ENERGY PARTNERS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31 2017	Period from May 31, 2016 (Inception) through December 31, 2016
Revenues:
Oil and natural gas sales	$35,495,529	$9,226,743
Operating Expenses:
Depletion, depreciation, amortization and impairment expense	8,225,637	3,051,387
Lease operating expense	9,251,659	1,881,592
Production taxes	2,894,266	824,097
General and administrative	2,576,700	2,219,386
Accretion expense	11,325	2,295

Total operating expenses	22,959,587	7,978,757
Operating Income	12,535,942	1,247,986
Other Income (Expense):
Interest income	46,328	—

Total other income	46,328	—

Net Income	$12,582,270	$1,247,986

See accompanying notes to consolidated financial statements.

W ENERGY PARTNERS LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ CAPITAL

Period from May 17, 2016 (Inception) through December 31, 2016 and Year Ended December 31, 2017

Balance at May 17, 2016 (Inception)	$—
Contributions	29,269,951
Net income	1,247,986
Balance at December 31, 2016	30,517,937
Contributions	65,354,852
Net income	12,582,270

Balance at December 31, 2017	$108,455,059

See accompanying notes to consolidated financial statements.

W ENERGY PARTNERS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,
	2017	2016
Operating Activities
Net income	$12,582,270	$1,247,986
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	8,225,637	3,051,387
Accretion expense	11,325	2,295
Changes in operating assets and liabilities:
Accounts receivable	(7,685,689)	(4,485,085)
Due from affiliates	132,029	(370,179)
Prepaid expenses and other current assets	18,808	(650,745)
Accounts payable	2,618,850	1,376,526
Accrued liabilities	172,561	896,584

Net cash provided by operating activities	16,075,791	1,068,769
Investing Activities
Purchase of non oil and gas property and equipment	(2,555)	(4,667)
Additions to oil and natural gas properties	(78,789,552)	(28,124,711)

Net cash used in investing activities	(78,792,107)	(28,129,378)
Financing Activities
Contributions	65,354,852	29,269,951

Net cash provided by financing activities	65,354,852	29,269,951

Net increase in cash and cash equivalents	2,638,536	2,209,342
Cash and cash equivalents at beginning of year/period	2,209,342	—

Cash and cash equivalents at end of year/period	$4,847,878	$2,209,342

Non-cash transactions:
Additions to oil and gas properties through accounts payable and accrued expenses	$5,519,430	$1,326,318

Additions to and acquired asset retirement obligations	$230,717	$52,769

See accompanying notes to consolidated financial statements.

W ENERGY PARTNERS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017 and 2016

A. Nature of Business

The accompanying consolidated financial statements include the accounts of W Energy Partners LLC and its wholly owned subsidiary WR Operating LLC (Collectively the “Company”). The Company is a Delaware limited partnership formed in May 2016 to purchase oil and gas non-operated working interests in producing and non-producing properties primarily in North Dakota. The Company began operations on May 17, 2016 (Inception).

B. Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Accounting

The accounts are maintained and the consolidated financials have been prepared using accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, which are wholly-owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect certain reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions. Significant assumptions are required in the valuation of proved oil and natural gas reserves, depreciation, depletion and amortization, and asset retirement obligations (“ARO”). Revisions to these estimates could be material.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2017 and 2016, the Company had no such investments. The Company maintains deposits in one financial institution, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses to amounts in excess of FDIC limits.

Accounts Receivable

Accounts receivable are stated at amounts management expects to collect from outstanding balances. The Company’s accounts receivable are due from purchasers of oil and natural gas or operators of the Company’s oil and natural gas properties. Oil and natural gas revenue receivables are generally unsecured. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. As of December 31, 2017 and 2016, credit losses had not occurred and an allowance for doubtful accounts was not recorded.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consists principally of cash, accounts receivable, and revenue.

The Company derived its revenue from operators in the oil and gas industry. These industry concentrations have the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that its operations could be affected by similar changes in economic, industry, or other conditions. However, the Company believes that the credit risk, posed by this industry concentration is offset by the creditworthiness of its operator base. For the year ended December 31, 2017, three operators accounts for approximately 80% of the Company’s revenue. For the period from May 17, 2016 (Inception) through December 31, 2016, two operators accounted for approximately 97% of the Company’s revenue.

Oil and Natural Gas Properties

The Company follows the full-cost method of accounting for its oil and natural gas properties. Accordingly, all costs associated with the acquisition, exploration, and development of oil and natural gas properties, including the cost of undeveloped leaseholds, dry holes, and leasehold equipment, are capitalized. All costs related to production activities, including workover costs, are charged to expense as incurred. Capitalized costs are depleted on a composite unit-of-production method based on proved oil and natural gas reserves.

Proceeds from the sale of properties are accounted for as reductions of capitalized costs unless such sales involve a significant change in the Company’s proved reserves. The Company had no significant sales during 2017 and 2016. The costs of unproved properties are excluded from depletion until the properties are evaluated. During 2017 and 2016, the Company had no unproved properties.

The remaining capitalized costs are subject to a “ceiling test”, which limits such costs to the aggregate of the “estimated present value”, discounted at a ten percent interest rate, of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties and less the income tax effects related to the properties.

Asset Retirement Obligations

The Company recognizes an ARO for legal obligations associated with the retirement of the Company’s oil and natural gas properties. Oil and natural gas producing companies incur such a liability upon acquiring or drilling a well. An ARO is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties in the accompanying consolidated balance sheet which is depleted over the useful life of the asset. Periodic accretion of the discount on asset retirement obligations is recorded as an expense in the accompanying consolidated statements of operations. See further discussion of AROs at Note E.

Revenue Recognition

Oil and natural gas revenues are recognized when title to the product transfers to the purchaser. The Company follows the sales method of accounting for its oil and natural gas revenues, whereby revenue is recorded based on the Company’s share of volume sold, regardless of whether the Company has taken its proportional share of volume produced. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than the expected remaining proved reserves. The Company had no significant imbalances at December 31, 2017 or 2016.

Fair Value Measurement

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a three-tier hierarchy that is used to identify assets and liabilities measured at fair value. The hierarchy focuses on the inputs used to measure fair value and requires that the lowest level input be used. The three levels defined are as follows:

•	Level 1—observable inputs that are based upon quoted market prices for identical assets or liabilities within active markets.

•

Level 2—observable inputs other than Level 1 that are based upon quoted market prices for similar assets or liabilities, based upon quoted prices within inactive markets, or inputs other than quoted market prices that are observable through market data for substantially the full term of the asset or liability.

•

Level 3—inputs that are unobservable for the particular asset or liability due to little or no market activity and are significant to the fair value of the asset or liability. These inputs reflect assumptions that market participants would use when valuing the particular asset or liability.

ARO is classified within Level 3 as the fair value is estimated using discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO, estimated amounts and timing of settlements, the credit-adjusted risk free rate to be used and inflation rates. See Note E for the summary of changes in the fair value of the ARO for the years ended December 31, 2017 and 2016.

The carrying amounts approximate fair value due to the short maturity of cash and cash equivalents, accounts receivable, other current assets, accounts payable, and other current liabilities.

The following table presents liabilities that are measured at fair value on a recurring basis at December 31:

	2017
	Level 1	Level 2	Level 3	Total
Liabilities
Asset retirement obligations	$—	$—	$297,106	$297,106

Total	$—	$—	$297,106	$297,106

	2016
	Level 1	Level 2	Level 3	Total
Liabilities
Asset retirement obligations	$—	$—	$55,064	$55,064

Total	$—	$—	$55,064	$55,064

Income Taxes

The Company is a pass-through entity for U.S. tax purposes. Under the existing provisions of the Internal Revenue Code, a pass-through entity is exempt from U.S. federal income tax other than tax on certain capital gains and passive income. The income or loss of a pass-through entity is passed through to the owners who include their share of the Company’s separately stated items of income, deduction, loss, and credit and their share of non-separately stated income or loss. Accordingly, no provision for U.S. federal income tax has been provided for the accompanying consolidated financial statements since the owners report their share of the Company’s taxable income or loss in their income tax return. Provisions for state taxes are based on the gross profit margin of the Company.

Tax returns related to 2016 and thereafter, remain open to possible examination by the tax authorities. No tax returns are currently under examination by any tax authorities. The Company did not incur any penalties or interest related to its federal tax returns during the years ended December 31, 2017 and 2016.

Adoption of New Accounting Standards

In January 2017 the Financial Accounting Standards Board (“FASB “) issued Accounting Standards Update (“ASU”) No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). The main objective of ASU 2017-01 is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments of this ASU provide a screen to determine when asset is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If the screen is not met, the amendments of this ASU (i) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (ii) remove the evaluation of whether a market participant could replace missing elements. The Company adopted ASU 2017-01 on January 1, 2017, and the ASU will be applied prospectively to any acquisitions.

C. Asset Acquisitions

WM ND Energy Acquisition

During 2017 the Company acquired oil and natural gas properties from WM ND Energy Resources, LLC and WM ND Energy Resources II, LLC (“Waste Management Acquisition”). The purchase and sale agreement was signed on August 15, 2017, and the transaction closed on November 16, 2017, and the effective date of the transaction was March 1, 2017. The total purchase price for the Waste Management Acquisition was approximately $48.6 million after certain purchase price adjustments, which was funded by cash contributions from the members of the Company.

The purchase price was allocated to proved properties. The Company accounted for the acquisition using the purchase method as allowed by ASU 2017-01, which allowed for certain transactions to be accounted for as asset purchases.

D. Oil and Natural Gas Properties

Oil and natural gas properties consisted of the following at December 31,:

	2017	2016
Leasehold costs	$106,358,196	$25,711,343
Lease and well equipment	7,685,301	3,792,455

	114,043,497	29,503,798
Less accumulated depreciation, depletion, and amortization	(11,274,573)	(3,048,936)

	$102,768,924	$26,454,862

Capitalized costs are depleted on a composite unit-of-production method based on proved oil and natural gas reserves. For the year ended December 31, 2017 and the period from May 16, 2016 (Inception) through December 31, 2016, the Company recognized $8,225,637 and $3,048,936 of depletion expense, respectively.

E. Asset Retirement Obligations

The Company has evaluated 1,028 and 246 wells for the years ended December 31, 2017 and 2016, and has determined a range of abandonment dates through December 2069. The following table summarizes the changes in the Company’s asset retirement obligations for the years ended December 31:

	2017	2016
Asset retirement obligations at beginning of year/period	$55,064	$—
Additions and acquired	230,717	52,769
Accretion of discount	11,325	2,295

Asset retirement obligations at end of year/period	$297,106	$55,064

F. Members’ Equity and Incentive Units

The following table summarizes the equity members and equity commitments as of December 31,2017:

Member	Equity Committed	Equity Percentage
Crestview W2 Holdings, L.P	$150,000,000	95.63%
Management Members	500,000	.32%
Additional Limited Partners	6,350,000	4.05%

Total	$156,850,000	100%

As of December 31, 2017, $94,624,803 of equity committed had been contributed.

Profits and losses will be determined and allocated with respect to each fiscal year of the Company as of the end of such fiscal year. Profits and losses will be allocated among the members in a manner such that the adjusted capital account of each member is nearly as possible, equal (proportionally) to the distributions that would be made to such member if the Company is dissolved.

The LLC agreement authorizes the Company to issue 100,000 incentive units. As of December 31, 2017, 94,350 incentive units were issued and outstanding to management members of the Company for services rendered. The incentive units are designed as a profits interest, and the incentive unit holders are entitled to an increased share of the distributable cash flow generated by the Company in the event that certain performance hurdles are met. Due to the profits interest nature of the incentive units, the units have no value at grant date. As such, no compensation expense was recorded during the year ended December 31, 2017, and period from May 16, 2017 (Inception) through December 31, 2016.

Distributions

The Company has sole discretion to determine the timing of any distributions and the aggregate amounts available for distribution. Distributions are made 100% to the Series A Unit holders until cumulative distributions to the holders total the amount of their capital contributions (“payout”). Thereafter, distributions are made 15% to the Series B Unit holders, and 85% to the Series A Unit holders until cumulative distributions have been made in an amount equal to 250% of the cumulative contributions. Thereafter, distributions are made 20% to the Series B Unit holders, and 80% to the Series A Unit holder until cumulative distributions have been made in an amount equal to 300% of the cumulative contributions. Thereafter, distributions are made 25% to the Series B Unit holders, and 75% to the Series A Unit holders.

G. Commitments and Contingencies

The Company leases its office space under an operating lease, which includes various renewal options and escalation clauses. Total rent expense for the year ended December 31, 2017, and the period from May 16, 2016 (Inception) through December 31, 2016 was $91,728 and $67,881, respectively.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2017, are as follows:

2018	$122,064
2019	125,991
2020	129,918
2021	133,845
2022	137,772
Thereafter	225,693

$875,283

When the Company enters into an operating lease that contains a period where there are free or reduced rents, or rent increases throughout the lease term, then the Company recognizes rent expense on a straight-line basis over the term of the lease.

H. Related Party Transactions

In May 2016, the Company purchased capitalized leasehold costs in the amount of $1,860,020 from a related party.

During 2016, the Company entered into a management services agreement with a related party in which the related party is to reimburse the Company for 20% of overhead expenses through December 31, 2017, and 15% thereafter, subject to decrease based on certain situations. For the year ended December 31, 2017 and period from May 16, 2017 (Inception) through December 31, 2016, $472,054 and $370,179 in expenses were reimbursed, respectively. At December 31, 2017 and 2016, the Company had $238,150 and $370,719 in affiliate accounts receivable, respectively.

I. Subsequent Events

In preparing the accompanying consolidated financial statements, management has evaluated all subsequent events and transactions for potential recognition or disclosure through September 12, 2018, the date the consolidated financial statements were available for issuance.

In March 2018, the Company entered into a revolving line of credit (“Line of Credit”) with a bank with an initial borrowing base of $30,000,000. The Line of Credit is secured by oil and natural gas properties, and has a maturity date of March 29, 2022. The Fund has drawn on $9,000,000 subsequent to year end.

The Company may elect that borrowings be comprised of any combination of base rate portion or London interbank rate portion (“LIBOR”) with minimum borrowings for base rate portion being $250,000, and minimum borrowings for LIBOR portion being $500,000.

The Company pays interest on the unpaid principal amount of each loan until such principal amount is repaid in full. Interest on the loans is determined as follows:

•

With respect to the base rate portion, interest is determined by the highest of a) prime rate which is determined by the Wall Street Journal, b) sum of the federal funds rate plus .50%, and c) adjusted LIBOR for such interest period plus 1.00%, plus an applicable margin ranging from 0.50% to 1.50% per annum, determined by the percentage of the conforming borrowing base then in effect that is drawn, or

•

With respect to LIBOR portion, adjusted LIBOR plus an applicable margin ranging from 2.50% to 3.50% per annum, determined by the percentage of the conforming borrowing base then in effect that is drawn.

In addition, the Company pays a commitment fee ranging from 0.50% to 0.375% determined by the percentage of the conforming borrowing base then in effect that is drawn. These commitment fees are also considered interest expense.

In July 2018, the Company entered into a purchase sale agreement to sell all assets of the Company for consideration of $100 million and 56.37 million shares of the acquiring company.

J. Supplemental Oil and Natural Gas Information (Unaudited)

Capitalized Costs Relating to Oil and Natural Gas Producing Activities

The total amount of capitalized costs relating to oil and natural gas producing activities and the total amount of related accumulated depreciation, depletion, and amortization are as follows at the dates indicated:

	Year/Period Ended December 31
	2017	2016
	(In Thousands)
Proved oil and natural gas properties(1)	$114,043	$29,504
Accumulated depletion, depreciation, and amortization	(11,275)	(3,049)
Total	$102,768	$26,455

(1)	Amounts include a total of $0.3 million and $0.1 million of asset retirement cost at December 31, 2017 and 2016, respectively.

Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration, and Development Activities

Costs incurred in property acquisition, exploration, and development activities were as follows for the periods indicated:

	Year/Period Ended December 31
	2017	2016
	(In Thousands)
Leasehold costs, proved	$66,946	$8,068
Proved development costs	47,097	21,436

Total	$114,043	$29,504

Standardized Measure of Discounted Future Net Cash Flows From Proved Reserves

As required by the FASB and Securities and Exchange Commission (“SEC”), the standardized measure of discounted future net cash flows presented below is computed by applying first-day-of-the-month average prices, year-end costs and legislated tax rates, and a discount factor of 10% to proved reserves. We do not believe the standardized measure provides a reliable estimate of the Company’s expected future cash flows to be obtained from the development and production of its oil and natural gas properties or of the value of its proved oil and natural gas reserves. The standardized measure is prepared on the basis of certain prescribed assumptions, including first-day-of-the-month average prices, which represent discrete points in time and therefore may cause significant variability in cash flows from year to year as prices change.

Oil and Natural Gas Reserves

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering, and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors, including, but not limited to, additional development activity, evolving production history, and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.

Proved reserves are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible—from a given date forward; from known reservoirs; and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

The Company’s internal reservoir engineer prepared the reserves estimates as of December 31, 2017 and 2016. All proved reserves are located in the United States, and all prices are held constant in accordance with SEC rules.

The weighted average benchmark product prices used for valuing the reserves are based upon the average of the first-day-of-the-month price for each month within the period January through December adjusted for quality adjustments, transportation fees, and regional price differences.

	2017	2016
Oil ($/Bbl)
WTI, adjusted	$42.33	$37.75
Gas/Liquids ($/Bbl)
WTI adjusted	$4.48	$3.72

The following tables set forth estimates of the net reserves as of December 31:

	2016
	Oil (MBbl)	Gas (BOE)	Total BOE
Proved developed and undeveloped reserves
Beginning of period	—	—	—
Extensions and discoveries	—	—	—
Acquisitions	1,517	760	2,277
Production	(187)	(48)	(235)
Revision of previous estimates	—	—	—

End of period	1,330	712	2,042

Proved developed reserves
Beginning of period	—	—	—
End of period	1,330	712	2,042

Proved undeveloped reserves
Beginning of period	—	—	—
End of period	—	—	—

	2017
	Oil (MBbl)	Gas (BOE)	Total BOE
Proved developed and undeveloped reserves
Beginning of period	1,330	712	2,042
Extensions and discoveries	2,153	538	2,691
Acquisitions	10,023	2,772	12,795
Production	(582)	(275)	(857)
Revision of previous estimates	14	9	23

End of period	12,938	3,756	16,694

Proved developed reserves
Beginning of period	1,330	712	2,042
End of period	10,785	3,218	14,003

Proved undeveloped reserves
Beginning of period	—	—	—
End of period	2,153	538	2,691

The Company was formed on May 17, 2016, and initially had no oil and gas assets. Through 2017 and 2016, certain acquisitions were made resulting in proved oil and gas reserves.

In 2017 the revision of previous estimates was the result of a 12% increase in the SEC average realized price for 2017 from 2016, offset by a negative revision in assumptions for terminal well decline and other operating expenses.

In 2017 extensions and discoveries were a result of analysis by the Company that found drilling permits filed in active areas which caused us to identify a number of PUD locations.

A variety of methodologies is used to determine our proved reserve estimates. The primary methodologies are decline curve analysis, production type curve analysis, statistical modelling, and reservoir simulation. A combination of some or all of these methods is used to determine the reserves estimates for all properties.

The standardized measure of discounted future net cash flows from proved reserves is as follows:

	Year/Period Ended December 31
	2017	2016
	(In Thousands)
Future cash inflows	$648,643	$66,107
Future production costs	(233,791)	(30,975)
Future development costs	(57,217)	—
Future income tax expense(1)	—	—

Future net cash flows for estimated timing of cash flows	357,635	35,132
10% annual discount for estimated timing of cash flows	(183,833)	(14,203)

Standardized measure of discounted future net cash flows	$173,802	$20,929

(1)	We are a pass-through entity for tax purposes. Accordingly, we have excluded the impact of tax from this analysis.

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The following is a summary of the changes in the standardized measure of discounted future net cash flows for the proved oil and natural gas reserves during the year/period ended December 31:

	2017	2016
	(In Thousands)
Beginning of year/period	$20,929	$—
Purchase of minerals in place	133,213	23,341
Sale of oil and natural gas products, net of production costs	(23,350)	(6,521)
Extensions and discoveries	28,019	—
Changes in prices and costs	2,594	—
Net changes in future development costs	—	—
Previously estimated future development costs incurred during the period	—
Revisions of previous quantities	231	—
Accretion of discount	14,631	2,334
Other	(2,465)	1,775

End of year/period	$173,802	$20,929